Exhibit 3.1

I, Joe Manchin III, Secretary of State of the
State of West Virginia, hereby certify that

MVB FINANCIAL CORP.

Control Number: 56299

has filed its “Articles of Incorporation” in my office according to the provisions of the West Virginia Code. I hereby declare the organization to be registered as corporation from its effective date of May 29, 2003 with the right of perpetual existence.

Therefore, I hereby issue this

CERTIFICATE OF INCORPORATION

Given under my hand and the Great Seal of the State of West Virginia on this day of May 29, 2003
Joe Manchin III
Secretary of State

Filed in the Office of the Secretary of State of West Virginia, this date:

ARTICLES OF INCORPORATION

OF

MVB FINANCIAL CORP.

The undersigned, acting as incorporator of a corporation under Section 202, Article 2, Chapter 31D of the Code of West Virginia, adopt the following Articles of Incorporation of such corporation:

ARTICLE I

The undersigned agrees to become a corporation by the name of:

MVB Financial Corp.

ARTICLE II

The address of the principal office of said corporation will be 301 Virginia Avenue, in the City of Fairmont, County of Marion, State of West Virginia 26554-2777.

ARTICLE III

This corporation is formed for the purpose of transacting any or all lawful business for which corporations may be formed under the corporation laws of the State of West Virginia.

ARTICLE IV

No shareholder of this corporation or other person shall have any preemptive right whatsoever.

1

ARTICLE V

The amount of the total authorized capital stock of said corporation shall be Four Million Dollars ($4,000,000.00), which shall be divided into Four Million  (4,000,000) shares of the par value of One Dollar ($1.00) each.

ARTICLE VI

The existence of this corporation is to be perpetual.

ARTICLE VII

Provisions for the regulation of the internal affairs of the corporation are:

A.            Indemnification.  Each person who was or is a party or is threatened to be made a party to or is involved (including, without limitation, as a witness or deponent) in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise in nature (“Proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the corporation or is or was serving at the written request of the corporation’s Board of Directors, president or their delegate as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such Proceeding is alleged action or omission in an official capacity as a director, officer, trustee, employee or agent or in any other capacity, shall be indemnified and held harmless by the corporation to the fullest extent authorized by law, including but not limited to the West Virginia Code, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said Code permitted the corporation to provide prior to such amendment), against all expenses, liability and loss (including, without limitation, attorneys’ fees and disbursements, judgments, fines, ERISA or other similar or dissimilar excise taxes or penalties and amounts paid or to be paid in settlement) incurred or suffered by such person in connection therewith; provided, however, that the corporation shall indemnify any such person seeking indemnity in connection with a Proceeding (or part thereof) initiated by such person only if such Proceeding (or part thereof) was authorized by the Board of Directors of the corporation; provided, further, that the corporation shall not indemnify any person for civil money penalties or other matters, to the extent such indemnification is specifically not permissible pursuant to federal or state statute or regulation, or order or rule of a regulatory agency of the federal or state government with authority to enter, make or promulgate such order or rule.  Such right shall include the right to be paid by the corporation expenses, including, without limitation, attorneys’ fees and disbursements, incurred in defending or participating in any such Proceeding in advance of its final disposition; provided, however, that the payment of such expenses in advance of the final disposition of such Proceeding shall be made only upon delivery to the corporation of an undertaking, by or on behalf of such director or officer, in which such director or officer agrees to repay all amounts so advanced if it should be ultimately

2

determined that such person is not entitled to be indemnified under this Article or otherwise.  The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the corporation, or that such person did have reasonable cause to believe that his conduct was unlawful.

B.            Right of Claimant to Bring Suit.  If a claim under this Article is not paid in full by the corporation within thirty days after a written claim therefor has been received by the corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and, if successful, in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim.  It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending or participating in any Proceeding in advance of its final disposition where the required undertaking has been tendered to the corporation) that the claimant has not met the standards of conduct which make it permissible under the applicable law for the corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the corporation.

Neither the failure of the corporation (including its Board of Directors, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such action that indemnification or reimbursement of the claimant is permitted in the circumstances because he or she has met the applicable standard of conduct, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel, or its shareholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

C.            Contractual Rights: Applicability.  The right to be indemnified or to the reimbursement or advancement of expenses pursuant hereto (i) is a contract right based upon good and valuable consideration, pursuant to which the person entitled thereto may bring suit as if the provisions hereof were set forth in a separate written contract between the corporation and the director or officer, (ii) is intended to be retroactive and shall be available with respect to events occurring prior to the adoption hereof, and (iii) shall continue to exist after the rescission or restrictive modification hereof with respect to events occurring prior thereto.

D.            Requested Service.  Any director or officer of the corporation serving, in any capacity, (i) another corporation of which five percent (5%) or more of the shares entitled to vote in the election of its directors is held by the corporation, or (ii) any employee benefit plan of the corporation or of any corporation referred to herein shall be deemed to be doing so at the request of the corporation.

E.            Non-Exclusivity of Rights.  The rights conferred on any person hereunder shall not be exclusive of and shall be in addition to any other right which such person may have or may hereafter acquire under any statute, provision of the Certificate of Incorporation, Bylaws, agreement, vote of shareholders or disinterested directors or otherwise.

3

F.             Insurance.  The corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against such expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under West Virginia law.

G.            Limitation of Liability.  A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent that such exception from liability or limitation thereof is not permitted by the West Virginia Business Corporation Act or the laws of the United States or the State of West Virginia, as the same may exist or are hereafter amended.  Any repeal or modification of the foregoing provision by the stockholders of the corporation shall not adversely affect any right of protection of a director of the corporation existing at the time of such repeal or modification.

ARTICLE IX

The full name and address of the appointed person to whom notice or process may be sent is:

MVB Financial Corp. (Attention: President), 301 Virginia Avenue, Fairmont, West Virginia 26554-2777.

ARTICLE X

The number of directors constituting the initial Board of Directors of the corporation is fourteen (14), and the names and addresses of the persons who shall serve as directors until the first meeting of the shareholders or until their successors are elected and shall qualify are:

NAME	ADDRESS

Barbara L. Alexander	250 Lakewood Center
Morgantown, West Virginia 26508

Robert L. Bell	333 Baldwin Street
Morgantown, West Virginia 26505

Stephen R. Brooks	1009 Greystone Circle
Morgantown, West Virginia 26508

Harvey M. Havlichek	P.O. Box 42
Colfax, West Virginia 26566

4

NAME	ADDRESS

James R. Martin	911 Henry Drive
Fairmont, West Virginia 26554

Dr. Saad Mossallati	200 Route 98 West
Suite 107
Nutter Fort, West Virginia 26301

Leonard W. Nossokoff	498 Canyon Road
Morgantown, West Virginia 26508

J. Christopher Pallotta	8 Bel Manor Drive
Fairmont, West Virginia 26554

Nitesh S. Patel	7003 Carriage Lane
Fairmont, West Virginia 26554

Louis W. Spatafore	14 Regency Drive
Fairmont, West Virginia 26554

Richard L. Toothman	6 Pheasant Drive
Fairmont, West Virginia 26554

Dr. Michael F. Trent	1821 Martha Avenue
Fairmont, West Virginia 26554

Dr. James E. Valentine	907 Gaston Avenue
Fairmont, West Virginia 26554

Samuel J. Warash	1639 Otlahurst Drive
Fairmont, West Virginia 26554

ARTICLE XI

The name and address of the Incorporator is James R. Martin, 301 Virginia Avenue, Fairmont, West Virginia 26554-2777.

5

THE UNDERSIGNED, for the purposes of forming a corporation under the laws of the State of West Virginia, does make and file these Articles of Incorporation, and have accordingly hereto set his respective hand this 24th day of May, 2003.

/s/ James R. Martin
JAMES R. MARTIN

6

ARTICLES OF SHARE EXCHANGE

BETWEEN MVB FINANCIAL CORP.

AND THE MONONGAHELA VALLEY BANK, INC.

Pursuant to the provisions of Section 1106, Article 11, Chapter 31D of the Code of West Virginia, 1931, as amended, the undersigned corporations adopt the following Articles of Share Exchange for the purpose of the exchange of all issued and outstanding shares of The Monongahela Valley Bank, Inc., a West Virginia corporation, in exchange for shares of MVB  Financial Corp., a West Virginia corporation.

FIRST:                  The names of the parties to the share exchange are MVB Financial Corp., the acquiror, and The Monongahela Valley Bank, Inc., the acquiree, and the share exchange shall be effective as of the open of business on January 1, 2004.

SECOND:             The following Plan of Share Exchange was adopted by the shareholders of each of the undersigned corporation, in the manner prescribed by Section 1104, Article 11, Chapter 31D of the Code of West Virginia, 1931, as amended:

The Plan of Share Exchange is attached hereto as Exhibit 1 and made a part hereof.

THIRD: Contact name of person to reach in case of problem with filing:

Name:	Charles D. Dunbar, Esq.
Telephone:	(304) 340-1196

FOURTH:            Signature of person executing document:

/s/ James R. Martin	President and Chief Executive Officer
(Signature)	(Capacity In Which He/She Is Signing)

EXHIBIT A

PLAN OF SHARE EXCHANGE

BETWEEN

THE MONONGAHELA VALLEY BANK, INC.

AND

MVB FINANCIAL CORP.

Pursuant to this Plan of Share Exchange (“Plan of Share Exchange”), THE MONONGAHELA VALLEY BANK, INC. (“Bank”), a West Virginia state banking corporation, shall become a wholly owned subsidiary of MVB FINANCIAL CORP. (“Holding Company”), a West Virginia corporation, pursuant to a Share Exchange under Sections 31D-11-1103, -1104, -1106 to —1108 of the West Virginia Business Corporation Act.

ARTICLE I

TERMS OF THE SHARE EXCHANGE

1.1          The Share Exchange.  Subject to the terms and conditions of the Agreement and Plan of Reorganization, dated as of June 2, 2003, between Holding Company and Bank, at the Effective Date (as defined therein), the Bank shall become a wholly owned subsidiary of Holding Company through the exchange of each outstanding share of common stock of the Bank for one share of Holding Company common stock, in accordance with Section 2.1 of this Plan of Share Exchange and pursuant to a Share Exchange under the West Virginia Business Corporation Act (the “Share Exchange”).  At the Effective Date, the Share Exchange shall have the effect as provided in W. Va. Code § 31D-11-1107.

1.2          Articles of Incorporation and Bylaws.  The Articles of Incorporation and Bylaws of the Bank in effect immediately prior to the consummation of the Share Exchange shall remain in effect following the Effective Date until otherwise remitted or repealed.

1

1.3          Directors of Bank and Holding Company.  The directors, of the Bank and Holding Company will not change as a result of the reorganization.

ARTICLE II

MANNER OF EXCHANGING SHARES

2.1          Exchange of Shares.  Upon, and by reason of, the Share Exchange becoming effective pursuant to the issuance of a Certificate of Share Exchange by the Secretary of State of the State of West Virginia, each share of common stock of the Bank then issued and outstanding, excluding any shares as to which dissenters’ rights are exercised pursuant to the requirements of W. Va. Code §§ 31D-13-1302, et seq., which shares should be cancelled, shall automatically be converted into and be exchanged for the right to receive one share of Holding Company common stock, par value $1.00 per share.  From and after the Effective Date, the holders of certificates representing Bank Common Stock shall cease to have rights with respect to such shares (except such rights as they may have as dissenting shareholders in accordance with W. Va. Code §§ 31D-13-1302, et seq.), and their sole right shall be to receive common stock of Holding Company, as herein provided.  On the Effective Date, the stock transfer records of the Bank shall be deemed closed, and no shares of Bank Common Stock outstanding immediately prior to the Effective Date shall thereafter be transferred.

2.2          Manner of Exchange.  As soon as practicable after the Effective Date, any certificates or the right to receive certificates representing the outstanding shares of Bank Common Stock shall be surrendered to the Holding Company or agent designated by it and, upon such surrender, the Holding Company shall issue and deliver in substitution therefor certificates representing the number of shares of common stock of Holding Company into which such

2

surrendered shares have been converted, as hereinabove provided.  Certificates representing shares of Bank Common Stock with the right to receive such certificates which are not surrendered shall be deemed for all purposes to evidence the ownership of the right to receive the number of shares of common stock of Holding Company into which such shares of Bank shall have been converted as hereinbefore set forth.

ARTICLE III

TERMINATION

This Plan of Share Exchange may be terminated at any time prior to the Effective Date by the parties hereto as provided in Section 8 of the Agreement and Plan of Reorganization, dated June  2, 2003, between the parties.

MVB FINANCIAL CORP.

By:	/s/ James R. Martin

Its:	President

THE MONONGAHELAVALLEYBANK, INC.

By:	/s/ James R. Martin

Its:	President

3

I, Joe Manchin III, Secretary of State of the
State of West Virginia, hereby certify that

Articles of Amendment to the Articles of Incorporation of

MVB FINANCIAL CORP.

are filed in my office as required by the provisions of West Virginia Code are found to conform to law. Therefore, I issue this

CERTIFICATE OF AMENDMENT TO THE
ARTICLES OF INCORPORATION

Given under my hand and the Great Seal of the State of West Virginia on this day of July 23, 2004 Joe Manchin III Secretary of State

Joe Manchin, III Secretary of State State Capitol Bldg. 1900 Kanawha Blvd. East Charleston, WV 25305		Penney Barker, Team Leader Corporations Division Tel: (304) 558-8000 Fax: (304) 558-5758 Hrs- 8:30-5:00pm

www.wvsos.com FEE: $25 File One Original	WEST VIRGINIA ARTICLES OF INCORPORATION PROFIT AMENDMENT	business@wvsos.com

In accordance with §31D-10-1006 of the Code of West Virginia, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

FIRST	The name of the corporation is MVB Financial Corp.

SECOND	The following amendment(s) to the Articles of Incorporation were adopted by: (check one of the following statements)

	☒	the shareholders of the corporation

	☐	the incorporators or board of directors and shareholder approval was not required.

THIRD	The date of the adoption of the amendment(s) was: April 20, 2004

FOURTH	Change of Name information or Text of Amendment

Change of name from:

To:

Other amendment(s) (attach additional pages to form, if needed) See Attached Appendix 1

FIFTH:

Contact name and number of person to reach in case of problem with filing: (optional, however, listing one may help to avoid a return or rejection of filing if there appears to be a problem with the document)

	Name:	Dick Martin	Phone:	304-367-8688

SIXTH:	Signature of person executing document:
	/s/ James R. Martin		President
	Signature		Capacity in which he/she is signing (example: president, chairman, etc.)

FORM CD-2	Issued by the WV Secretary of State	Revised 2/04

Appendix I

ARTICLES OF AMENDMENT

TO

ARTICLES OF INCORPORATION

OF

MVB FINANCIAL CORP.

Pursuant to the provisions of West Virginia Code Section 31D-10-1003, the undersigned corporation hereby adopts the following Articles of Amendment to its Articles of Incorporation:

FIRST:                                                      The name of the corporation is MVB Financial Corp.

SECOND:                                       The following amendment to the Articles of Incorporation was adopted by the shareholders of the corporation on April 26, 2004, in the manner prescribed by West Virginia Code Section 31D-10-1001, et seq., and the corporation’s Articles of Incorporation:

RESOLVED, that Article V of the Articles of Incorporation be amended to read, in its entirety, as follows:

ARTICLE V

The amount of the total authorized capital stock of said corporation shall be nine million dollars ($9,000,000), which shall be divided into four million (4,000,000) shares of Common Stock with a value of $1.00 each per share, and five thousand (5,000) shares of Preferred Stock with a par value of $1,000 per share (“Preferred Stock”)

The Board of Directors shall have the power and authority at any time and from time to time to issue, sell or otherwise dispose of any unissued but authorized shares of any class or classes of stock presently provided for in the Articles of Incorporation, or that may hereafter be provided for by a subsequent amendment to the Articles of Incorporation, to such persons or parties, including the holders of Common Stock or Preferred Stock or of any such other class of stock, for such considerations (not less than the par value, if any, thereof) and upon such terms and conditions as the Board of Directors in its discretion may deem to be in the best interests of the corporation.  Except as expressly provided to the contrary

13

hereinafter, such issuance, sale or other disposition may be made without offering such shares, or any part of any class thereof, to the holders of Common Stock or Preferred Stock or any such other class of stock, and no such holder shall have any preemptive right to subscribe for any shares of the Common Stock and shall only have such preemptive rights with respect to the Preferred Stock to the extent the Board of Directors, in its discretion, determines.

Each holder of Common Stock of the corporation entitled to vote shall have one vote for each share thereof held.

The voting powers, designations, preferences, limitations, restrictions and relative rights of the Preferred Stock are as follows:

A.                                    Issuance in Series.  Preferred Stock may be issued from time to time in one or more series.  All shares of Preferred Stock shall be of equal rank and shall be identical, except in respect of the particulars that are fixed in the Articles of Incorporation or may be fixed by the Board of Directors as hereinafter provided pursuant to authority which is hereby expressly vested in the Board of Directors; and each share of Preferred Stock, whether of the same or a different series, shall be identical in all respects with the other shares of Preferred Stock, except as to the following relative rights and preferences, as to which there may be variations between different series:

(i)                                     the rate of dividends;

(ii)                                  whether shares may be redeemed and, if so, the redemption price and the terms and conditions of redemption;

(iii)                               whether shares may be converted to Common Stock and if so, the terms and conditions of conversion;

(iv)                              the amount payable upon shares in event of voluntary and involuntary liquidation;

(v)                                 sinking fund provisions, if any, for the redemption or purchase of shares;

14

(vi)                              the terms and conditions, if any, on which shares may be converted; and

(vii)                           voting rights, if any.

The Board of Directors of the corporation shall have all of the power and authority with respect to the shares of Preferred Stock that the shareholders may delegate to the Board of Directors pursuant to the terms and provisions of Chapter 31D, Article 6, Sections 601 and 602 of the Code of West Virginia, as amended, and shall exercise such power and authority by the adoption of a resolution or resolutions as prescribed by law.

B.                                    Dividends.  The holders of the Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any funds legally available therefor, preferential dividends in cash, in the amounts or at the rate per annum fixed for such series, and no more.  Dividends on shares of the Preferred Stock shall accrue from the date of the initial issue of shares of such series, or from such other date as may be fixed by the Board of Directors and shall be payable as determined by the Board of Directors.  Each share of Preferred Stock shall rank on a parity with each other share of Preferred Stock, irrespective of series, with respect to preferential dividends at the respective amounts or rates fixed for such series, and no dividend shall be declared or paid or set apart for payment for the Preferred Stock of any series unless at the same time a dividend in like proportion to the accrued and unpaid dividends upon the Preferred Stock of each other series shall be declared or paid or set apart for payment, as the case may be, on Preferred Stock of each other series then outstanding.

C.                                    Dividend Restriction on Junior Stock.  So long as any shares of Preferred Stock are outstanding, the corporation shall not pay or declare any cash dividends whatsoever on the Common Stock or any other class of stock ranking junior to the Preferred Stock unless (i) all dividends on the Preferred Stock of all series for all past dividend periods shall have been paid, or declared and a sum sufficient for the payment thereof set apart, and (ii) there shall exist no default in respect of any sinking fund or purchase fund for the redemption or purchase of shares of Preferred Stock of any series or such default shall have been waived by the holders of at least a majority of the then issued and outstanding shares of

15

Preferred Stock of such series by a vote at a meeting called for such purpose or by written waiver with or without a meeting.

D.                                    Liquidation or Dissolution.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corporation, then, before any distribution or payment shall be made to the holders of the Common Stock or any other class of stock of the corporation ranking junior to the Preferred Stock in respect of dividends or distribution of assets upon liquidation, the holders of the Preferred Stock shall be entitled to be paid in full, in the event of a voluntary or involuntary liquidation, dissolution or winding up, the respective amounts fixed for such series, plus in each case a sum equal to accrued and unpaid dividends thereon to the date of payment thereof.  After such payment shall have been made in full to the holders of the Preferred Stock, the remaining assets and funds of the corporation shall be distributed among the holders of the stock of the corporation ranking junior to the Preferred Stock in respect of dividends or distribution of assets upon liquidation according to their respective rights and preferences and in each case according to their respective shares.  In the event that the assets of the corporation available for distribution to holders of Preferred Stock shall not be sufficient to make the payment herein required to be made in full, such assets shall be distributed to the holders of the respective shares of Preferred Stock pro rata in proportion to the amounts payable upon such share thereof.

E.                                     Status of Shares Redeemed or Retired.  Preferred Stock redeemed or otherwise retired by the corporation shall, upon the filing of such statement as may be required by law, assume the status of authorized but unissued Preferred Stock and may thereafter be reissued in the same manner as other authorized but unissued Preferred Stock.

F.                                      Amendments.  Subject to such requirements as may be prescribed by law or as may be expressly set forth in the foregoing provisions of this Article V or in any amendment to these Articles establishing and designating a series of shares of Preferred Stock, any of the foregoing terms and provisions of this Article V may be altered, amended or repealed or the application thereof suspended or waived in any particular case and changes in any of the designations, preferences, limitations and relative rights of the Preferred Stock may be made with the affirmative vote, at a meeting called for that purpose, or the written consent with or without a meeting, of the holders of at

16

least a majority of the then issued and outstanding shares of Preferred Stock.

THIRD:                                                  The number of shares of the corporation outstanding at the time of such adoption was 708,025 shares of common stock, par value $1.00 per share.  The number of shares entitled to vote thereon was 708,025.

FOURTH:                                     The number of shares that voted for such amendment was:

		Shares Voted FOR	Shares Voted AGAINST	ABSTAINED
Common Stock		488,315	14,176	1,343
Total Voted:	503,834	96.92%	2.81%	.27%

Dated:  July 16, 2004

MVB FINANCIAL CORP.

By	/s/ James R. Martin
James R. Martin

17

I, Betty Ireland, Secretary of State of the

State of West Virginia, hereby certify that

Articles of Amendment to the Articles of Incorporation of

MVB FINANCIAL CORP.

are filed in my office as required by the provisions of West Virginia Code are found to conform to law. Therefore, I issue this

CERTIFICATE OF AMENDMENT TO THE

ARTICLES OF INCORPORATION

Given under my hand and the Great Seal of the State of West Virginia on this day of May 26, 2005 Betty Ireland Secretary of State

ARTICLES OF AMENDMENT

TO

ARTICLES OF INCORPORATION

OF

MVB FINANCIAL CORP.

Pursuant to Section 1006, Article 10, Chapter 31D of the Code of West Virginia, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

FIRST:  The name of the corporation is MVB Financial Corp.

SECOND:  The following amendments to the Articles of Incorporation were adopted by the shareholders of the corporation.

THIRD:  The date of the adoption was May 17, 2005.

FOURTH:  The following amendments to the Articles of Incorporation were adopted by the shareholders of the corporation in the manner prescribed by law:

Article VII of the Articles of Incorporation shall be amended to add the following sections:

H.                                   Vote Required for Certain Business Combinations

1.                                      Higher Vote for Certain Business Combinations.  In addition to any affirmative vote required by law or these Articles of Incorporation, and except as otherwise expressly provided in Section I of this Article VII:

(a)                                 any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with (a) any Interested Stockholder (as hereinafter defined) or (b) any other corporation (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of any Interested Stockholder; or

(b)                                 any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Stockholder or any Affiliate of any Interested Stockholder of any assets of the Corporation or any Subsidiary having an aggregate Fair Market Value of $100,000 or more; or

(c)                                  the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to any Interested Stockholder or any Affiliate of any Interested Stockholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $100,000 or more; or

(d)                                 the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Stockholder or any Affiliate of any Interested Stockholder; or

(e)                                  any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is directly or indirectly owned by any Interested Stockholder or any Affiliate of any Interested Stockholder, shall require the affirmative vote of the holders of at least 75% of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote (the “Voting Stock”), voting together as a single class.  Such affirmative vote shall be required, notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise.

2.                                      Definition of “Business Combination.”  The term “Business Combination” as used in this Article VII shall mean any transaction which is referred to in any one or more of clauses (a) through (e) of paragraph 1 of this Section V.H.

I.                                        When Higher Vote is Not Required

The provisions of Section V.H of this Article VII shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law and any other provision of these Articles of Incorporation, if all of the conditions specified in either of the following paragraphs 1 and 2 are met:

2

1.                                      Approval by Disinterested Directors.  The Business Combination shall have been approved by a majority of the Disinterested Directors (as hereinafter defined).

2.                                      Price and Procedure Requirements.  All of the following conditions shall have been met:

(a)                                 the aggregate amount of the cash and the Fair Market Value (as hereinafter defined) as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the higher of the following:

(i)                                     (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by the Interested Stockholder for any shares of Common Stock acquired by it (1) within the two-year period immediately prior to the first public announcement of the proposal of the Business Combination (the “Announcement Date”) or (2) in the transaction in which it became an Interested Stockholder, whichever is higher; and

(ii)                                  the Fair Market Value per share of Common Stock on the Announcement Date or on the date on which the Interested Stockholder became an Interested Stockholder (such latter date is referred to in this Article VI as the “Determination Date”), whichever is higher.

(b)                                 The aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of shares of any other class of outstanding Voting Stock shall be at least equal to the highest of the following (it being intended that the requirements of this paragraph 2(b) shall be required to be met with respect to every class of outstanding Voting Stock, whether or not the Interested Stockholder has previously acquired any shares of a particular class of Voting Stock);

(i)                                     (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by the Interested Stockholder for any shares of such class of Voting Stock acquired by it (1) within the two-year period immediately prior to the Announcement Date or

3

(2) in the transaction in which it became an Interested Stockholder, whichever is higher;

(ii)                                  (if applicable) the highest preferential amount per share to which the holders of shares of such class of Voting Stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation; and

(iii)                               the Fair Market Value per share of such class of Voting Stock on the Announcement Date or on the Determination Date, whichever is higher.

(c)                                  The Consideration to be received by holders of a particular class of outstanding Voting Stock (including Common Stock) shall be in cash or in the same form as the Interested Stockholder has previously paid for shares of such class of Voting Stock.  If the Interested Stockholder has paid for shares of any class of Voting Stock with varying forms of consideration, the form of consideration for such class of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class of Voting Stock previously acquired by it.  The price determined in accordance with paragraphs 2(a) and 2(b) of this Section VII.I shall be subject to appropriate adjustment in the event of any stock dividend, stock split, combination of shares or similar event.

Article X of the Articles of Incorporation shall be amended to add Sections X.1 and X.2, as follows:

X.1                            Board of Directors

(a)                                 Number, Election and Terms.  The number of the Directors of the Corporation shall be fixed from time to time by or pursuant to the Bylaws of the Corporation.  The Directors shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, as shall be provided in the manner specified in the Bylaws of the Corporation, one class to be originally elected for a term expiring at the Annual Meeting of Stockholders to be held in 2006, another class to be originally elected for a term expiring at the Annual Meeting of Stockholders to be held in 2007, and another class to be originally elected for a term expiring at the Annual Meeting of Stockholders to be held in 2008, with each class to hold office until its successor is elected and qualified.  At each Annual Meeting of the stockholders of the Corporation, the successors of the class of Directors whose term expires at that meeting shall be elected to

4

hold office for a term expiring at the Annual Meeting of Stockholders held in the third year following the year of their election.

(b)                                 Stockholder Nomination of Director Candidates.  Advance notice of stockholder nominations for the election of Directors shall be given in the manner provided in the Bylaws of the Corporation.

(c)                                  Newly Created Directorships and Vacancies.  Newly created Directorships resulting from any increase in the number of Directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled by the affirmative vote of a majority of the remaining Directors then in office, even though less than a quorum of the Board of Directors.  Any Director elected in accordance with the preceding sentence to fill a vacancy resulting from death, resignation, disqualification, removal or other cause and Directors elected in accordance with the preceding sentence by reason of an increase in the number of Directors shall hold office only until the next election of Directors by the shareholders and until such Director’s successor shall have been elected and qualified.  No decrease in number of Directors constituting the Board of Directors shall shorten the term of any incumbent Director.

(d)                                 Removal.  Any Director may be removed from office, with or without cause, and only by the affirmative vote of the holders of 75% of the combined voting power of the then outstanding shares of stock entitled to vote generally in the election of Directors, voting together as a single class.

(e)                                  Amendment, Repeal, Etc.  Notwithstanding anything contained in these Articles of Incorporation to the contrary, the affirmative vote of the holders of at least 75% of the voting power of all shares of the Corporation entitled to vote generally to the election of Directors, voting together as a single class, shall be required to alter, amend, or adopt any provision inconsistent with or repeal this Article X.

X.2                            Bylaw Amendments

The Board of Directors shall have power to make, alter, amend and repeal the Bylaws of the Corporation (except so far as the Bylaws of the Corporation adopted by the stockholders shall otherwise provide).  Any Bylaws made by the Directors under the powers conferred hereby may be altered, amended or repealed by

5

the Directors or by the stockholders.  Notwithstanding the foregoing and anything contained in these Articles of Incorporation to the contrary, Article III, Sections 2, 9 and 13, and Article XII, of the Bylaws shall not be altered, amended or repealed and no provision inconsistent therewith shall be adopted without the affirmative vote of the holders of at least 75% of the voting power of all the shares of the Corporation entitled to vote generally in the election of Directors, voting together as a single class.  Notwithstanding anything contained in these Articles of Incorporation to the contrary, except as otherwise provided by law for separate class votes, the affirmative vote of the holders of at least 75% of the voting power of all the shares of the Corporation entitled to vote generally in the election of Directors, voting together as a single class, shall be required to alter, amend or adopt any provision inconsistent with or repeal this Article X.2.

FIFTH:  Signature of person executing document:

/s/ James R. Martin	President
Signature	Capacity in which he/she is signing

6

I, Natalie E. Tennant, Secretary of State of the
State of West Virginia, hereby certify that

Articles of Amendment to the Articles of Incorporation of

MVB FINANCIAL CORP.

are filed in my office as required by the provisions of West Virginia Code are found to conform to law. Therefore, I issue this

CERTIFICATE OF AMENDMENT TO THE
ARTICLES OF INCORPORATION

Given under my hand and the Great Seal of the State of West Virginia on this day of September 6, 2011 Natalie E. Tennant Secretary of State

ARTICLES OF AMENDMENT

TO

ARTICLES OF INCORPORATION

OF

MVB FINANCIAL CORP.

Pursuant to Section 1006, Article 10, Chapter 31D of the Code of West Virginia, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

FIRST:  The name of the corporation is MVB Financial Corp.

SECOND:  The following amendment to the Articles of Incorporation was adopted by the requisite vote of the shareholders of the corporation.

THIRD:  The date of the adoption was September 1, 2011.

FOURTH:  The following amendment to the Articles of Incorporation was adopted by the shareholder of the corporation in the manner prescribed by law:

RESOLVED, that the first paragraph of Article V of the Articles of Incorporation of this corporation be, and the same hereby is, amended to read as follows:

The amount of the total authorized capital stock of said corporation shall be twelve million five hundred dollars ($12,500,000), which shall be divided into four million (4,000,000) shares of Common Stock with a value of $1.00 each per share, and eight thousand five hundred (8,500) shares of Preferred Stock with a par value of $1,000 per share (“Preferred Stock”)

FIFTH:  Contract name and number of person to reach in case of problem with filing:

Name:                                                           Charles D. Dunbar, Esq.

Phone:                                                          (304) 340-1196

SIXTH:  Signature of person executing document:

/s/ Larry F. Mazza	CEO
Signature	Capacity in which he/she is signing

CERTIFICATE OF DESIGNATION
OF
SENIOR NON-CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES A
OF
MVB FINANCIAL CORP.

MVB Financial Corp., a corporation organized and existing under the laws of the State of West Virginia (the “Issuer”), in accordance with the provisions of W.Va. Code § 31D-6-602, does hereby certify:

The board of directors of the Issuer (the “Board of Directors”) or an applicable committee of the Board of Directors, in accordance with the certificate of incorporation and bylaws of the Issuer and applicable law, adopted the following resolution on August 16, 2011, creating a series of 8,500 shares of Preferred Stock of the Issuer designated as “Senior Non-Cumulative Perpetual Preferred Stock, Series A”.

RESOLVED, that pursuant to the provisions of the articles of incorporation and the bylaws of the Issuer and applicable law, a series of Preferred Stock, par value $1,000 per share, of the Issuer be and hereby is created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:

Part 1.  Designation and Number of Shares.  There is hereby created out of the authorized and unissued shares of preferred stock of the Issuer a series of preferred stock designated as the “Senior Non-Cumulative Perpetual Preferred Stock, Series A” (the “Designated Preferred Stock”).  The authorized number of shares of Designated Preferred Stock shall be 8,500.

Part 2.  Standard Provisions.  The Standard Provisions contained in Schedule A attached hereto are incorporated herein by reference in their entirety and shall be deemed to be a part of this [Certificate of Designation] to the same extent as if such provisions had been set forth in full herein.

Part 3.  Definitions.  The following terms are used in this Certificate of Designation (including the Standard Provisions in Schedule A hereto) as defined below:

(a)           “Common Stock” means the common stock, par value $1 per share, of the Issuer.

(b)           “Definitive Agreement” means that certain Securities Purchase Agreement by and between Issuer and Treasury, dated as of the Signing Date.

(c)           “Junior Stock” means the Common Stock and any other class or series of stock of the Issuer the terms of which expressly provide that it ranks junior to Designated

Preferred Stock as to dividend and redemption rights and/or as to rights on liquidation, dissolution or winding up of the Issuer.

(d)           “Liquidation Amount” means $1,000 per share of Designated Preferred Stock.

(e)           “Minimum Amount” means (i) the amount equal to twenty-five percent (25%) of the aggregate Liquidation Amount of Designated Preferred Stock issued on the Original Issue Date or (ii) all of the outstanding Designated Preferred Stock, if the aggregate liquidation preference of the outstanding Designated Preferred Stock is less than the amount set forth in the preceding clause (i).

(f)            “Parity Stock” means any class or series of stock of the Issuer (other than Designated Preferred Stock) the terms of which do not expressly provide that such class or series will rank senior or junior to Designated Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Issuer (in each case without regard to whether dividends accrue cumulatively or non-cumulatively).

(g)           “Signing Date” means September 8, 2011.

(h)           “Treasury” means the United States Department of the Treasury and any successor in interest thereto.

Part 4.  Certain Voting Matters.  Holders of shares of Designated Preferred Stock will be entitled to one vote for each such share on any matter on which holders of Designated Preferred Stock are entitled to vote, including any action by written consent.

[Remainder of Page Intentionally Left Blank]

2

IN WITNESS WHEREOF, MVB Financial Corp. has caused this Certificate of Designation to be signed by Larry F. Mazza, its President, this 6th day of September, 2011..

MVB Financial Corp.

By:	/s/ Larry F. Mazza
Name: Larry F. Mazza
Title: President

3

Schedule A

STANDARD PROVISIONS

Section 1.  General Matters.  Each share of Designated Preferred Stock shall be identical in all respects to every other share of Designated Preferred Stock.  The Designated Preferred Stock shall be perpetual, subject to the provisions of Section 5 of these Standard Provisions that form a part of the Certificate of Designation.  The Designated Preferred Stock shall rank equally with Parity Stock and shall rank senior to Junior Stock with respect to the payment of dividends and the distribution of assets in the event of any dissolution, liquidation or winding up of the Issuer, as set forth below.

Section 2.  Standard Definitions.  As used herein with respect to Designated Preferred Stock:

(a)           “Acquiror,” in any Holding Company Transaction, means the surviving or resulting entity or its ultimate parent in the case of a merger or consolidation or the transferee in the case of a sale, lease or other transfer in one transaction or a series of related transactions of all or substantially all of the consolidated assets of the Issuer and its subsidiaries, taken as a whole.

(b)           “Affiliate” means, with respect to any person, any person directly or indirectly controlling, controlled by or under common control with, such other person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any person, means the possession, directly or indirectly through one or more intermediaries, of the power to cause the direction of management and/or policies of such person, whether through the ownership of voting securities by contract or otherwise.

(c)           “Applicable Dividend Rate” has the meaning set forth in Section 3(a).

(d)           “Appropriate Federal Banking Agency” means the “appropriate Federal banking agency” with respect to the Issuer as defined in Section 3(q) of the Federal Deposit Insurance Act (12 U.S.C. Section 1813(q)), or any successor provision.

(e)           “Bank Holding Company” means a company registered as such with the Board of Governors of the Federal Reserve System pursuant to 12 U.S.C. §1842 and the regulations of the Board of Governors of the Federal Reserve System thereunder.

(f)            “Baseline” means the “Initial Small Business Lending Baseline” set forth on the Initial Supplemental Report (as defined in the Definitive Agreement), subject to adjustment pursuant to Section 3(a).

(g)           “Business Combination” means a merger, consolidation, statutory share exchange or similar transaction that requires the approval of the Issuer’s stockholders.

(h)           “Business Day” means any day except Saturday, Sunday and any day on which banking institutions in the State of New York or the District of Columbia generally are authorized or required by law or other governmental actions to close.

(i)            “Bylaws” means the bylaws of the Issuer, as they may be amended from time to time.

(j)            “Call Report” has the meaning set forth in the Definitive Agreement.

(k)           “Certificate of Designation” means the Certificate of Designation or comparable instrument relating to the Designated Preferred Stock, of which these Standard Provisions form a part, as it may be amended from time to time.

(l)            “Charge-Offs” means the net amount of loans charged off by the Issuer or, if the Issuer is a Bank Holding Company or a Savings and Loan Holding Company, by the IDI Subsidiary(ies) during quarters that begin on or after the Signing Date, determined as follows:

(i)            if the Issuer or the applicable IDI Subsidiary is a bank, by subtracting (A) the aggregate dollar amount of recoveries reflected on line RIAD4605 of its Call Reports for such quarters from (B) the aggregate dollar amount of charge-offs reflected on line RIAD4635 of its Call Reports for such quarters (without duplication as a result of such dollar amounts being reported on a year-to-date basis); or

(ii)           if the Issuer or the applicable IDI Subsidiary is a thrift, by subtracting (A) the sum of the aggregate dollar amount of recoveries reflected on line VA140 of its Call Reports for such quarters and the aggregate dollar amount of adjustments reflected on line VA150 of its Call Reports for such quarters from (B) the aggregate dollar amount of charge-offs reflected on line VA160 of its Call Reports for such quarters.

(m)          “Charter” means the Issuer’s certificate or articles of incorporation, articles of association, or similar organizational document.

(n)           “CPP Lending Incentive Fee” has the meaning set forth in Section 3(e).

(o)           “Current Period” has the meaning set forth in Section 3(a)(i)(2).

(p)           “Dividend Payment Date” means January 1, April 1, July 1, and October 1 of each year.

(q)           “Dividend Period” means the period from and including any Dividend Payment Date to, but excluding, the next Dividend Payment Date; provided, however, the initial Dividend Period shall be the period from and including the Original Issue Date to, but excluding, the next Dividend Payment Date (the “Initial Dividend Period”).

(r)            “Dividend Record Date” has the meaning set forth in Section 3(b).

(s)            “Dividend Reference Period” has the meaning set forth in Section 3(a)(i)(2).

(t)            “GAAP” means generally accepted accounting principles in the United States.

(u)           “Holding Company Preferred Stock” has the meaning set forth in Section 7(c)(v).

(v)           “Holding Company Transaction” means the occurrence of (a) any transaction (including, without limitation, any acquisition, merger or consolidation) the result of which is that a “person” or “group” within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended, (i) becomes the direct or indirect ultimate “beneficial owner,” as defined in Rule 13d-3 under that Act, of common equity of the Issuer representing more than 50% of the voting power of the outstanding Common Stock or (ii) is otherwise required to consolidate the Issuer for purposes of generally accepted accounting principles in the United States, or (b) any consolidation or merger of the Issuer or similar transaction or any sale, lease or other transfer in one transaction or a series of related transactions of all or substantially all of the consolidated assets of the Issuer and its subsidiaries, taken as a whole, to any Person other than one of the Issuer’s subsidiaries; provided that, in the case of either clause (a) or (b), the Issuer or the Acquiror is or becomes a Bank Holding Company or Savings and Loan Holding Company.

(w)          “IDI Subsidiary” means any Issuer Subsidiary that is an insured depository institution.

(x)           “Increase in QSBL” means:

(i)            with respect to the first (1st) Dividend Period, the difference obtained by subtracting (A) the Baseline from (B) QSBL set forth in the Initial Supplemental Report (as defined in the Definitive Agreement); and

(ii)           with respect to each subsequent Dividend Period, the difference obtained by subtracting (A) the Baseline from (B) QSBL for the Dividend Reference Period for the Current Period.

(y)           “Initial Dividend Period” has the meaning set forth in the definition of “Dividend Period”.

(z)           “Issuer Subsidiary” means any subsidiary of the Issuer.

(aa)         “Liquidation Preference” has the meaning set forth in Section 4(a).

(bb)         “Non-Qualifying Portion Percentage” means, with respect to any particular Dividend Period, the percentage obtained by subtracting the Qualifying Portion Percentage from one (1).

(cc)         “Original Issue Date” means the date on which shares of Designated Preferred Stock are first issued.

(dd)         “Percentage Change in QSBL” has the meaning set forth in Section 3(a)(ii).

(ee)         “Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.

(ff)          “Preferred Director” has the meaning set forth in Section 7(c).

(gg)         “Preferred Stock” means any and all series of preferred stock of the Issuer, including the Designated Preferred Stock.

(hh)         “Previously Acquired Preferred Shares” has the meaning set forth in the Definitive Agreement.

(ii)           “Private Capital” means, if the Issuer is Matching Private Investment Supported (as defined in the Definitive Agreement), the equity capital received by the Issuer or the applicable Affiliate of the Issuer from one or more non-governmental investors in accordance with Section 1.3(m) of the Definitive Agreement.

(jj)           “Publicly-traded” means a company that (i) has a class of securities that is traded on a national securities exchange and (ii) is required to file periodic reports with either the Securities and Exchange Commission or its primary federal bank regulator.

(kk)         “Qualified Small Business Lending” or “QSBL” means, with respect to any particular Dividend Period, the “Quarter-End Adjusted Qualified Small Business Lending” for such Dividend Period set forth in the applicable Supplemental Report.

(ll)           “Qualifying Portion Percentage” means, with respect to any particular Dividend Period, the percentage obtained by dividing (i) the Increase in QSBL for such Dividend Period by (ii) the aggregate Liquidation Amount of then-outstanding Designated Preferred Stock.

(mm)      “Savings and Loan Holding Company” means a company registered as such with the Office of Thrift Supervision pursuant to 12 U.S.C. §1467a(b) and the regulations of the Office of Thrift Supervision promulgated thereunder.

(nn)         “Share Dilution Amount” means the increase in the number of diluted shares outstanding (determined in accordance with GAAP applied on a consistent basis, and as measured from the date of the Issuer’s most recent consolidated financial statements prior to the Signing Date) resulting from the grant, vesting or exercise of equity-based compensation to employees and equitably adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction.

(oo)         “Signing Date Tier 1 Capital Amount” means $41,626,000.(1)

(pp)         “Standard Provisions” mean these Standard Provisions that form a part of the Certificate of Designation relating to the Designated Preferred Stock.

(qq)         “Supplemental Report” means a Supplemental Report delivered by the Issuer to Treasury pursuant to the Definitive Agreement.

(rr)           “Tier 1 Dividend Threshold” means, as of any particular date, the result of the following formula:

( ( A + B — C ) * 0.9 ) — D

where:

A =           Signing Date Tier 1 Capital Amount;

B =           the aggregate Liquidation Amount of the Designated Preferred Stock issued to Treasury;

C =           the aggregate amount of Charge-Offs since the Signing Date; and

D =           (i) beginning on the first day of the eleventh (11th) Dividend Period, the amount equal to ten percent (10%) of the aggregate Liquidation Amount of the Designated Preferred Stock issued to Treasury as of the Effective Date (without regard to any redemptions of Designated Preferred Stock that may have occurred thereafter) for every one percent (1%) of positive Percentage Change in Qualified Small Business Lending between the ninth (9th) Dividend Period and the Baseline; and

(ii) zero (0) at all other times.

(ss)          “Voting Parity Stock” means, with regard to any matter as to which the holders of Designated Preferred Stock are entitled to vote as specified in Section 7(d) of these Standard Provisions that form a part of the Certificate of Designation, any and all series of Parity Stock upon which like voting rights have been conferred and are exercisable with respect to such matter.

Section 3.  Dividends.

(a)           Rate.

(i)            The “Applicable Dividend Rate” shall be determined as follows:

(1)  Insert amount equal to the Issuer’s consolidated Tier 1 capital on the Signing Date.

(1)                                 With respect to the Initial Dividend Period, the Applicable Dividend Rate shall be 4.1957647%.(2)

(2)                                 With respect to each of the second (2nd) through the tenth (10th) Dividend Periods, inclusive (in each case, the “Current Period”), the Applicable Dividend Rate shall be:

(A)          (x) the applicable rate set forth in column “A” of the table in Section 3(a)(iii), based on the Percentage Change in QSBL between the Dividend Period that was two Dividend Periods prior to the Current Period (the “Dividend Reference Period”) and the Baseline, multiplied by (y) the Qualifying Portion Percentage; plus

(B)          (x) five percent (5%) multiplied by (y) the Non-Qualifying Portion Percentage.

In each such case, the Applicable Dividend Rate shall be determined at the time the Issuer delivers a complete and accurate Supplemental Report to Treasury with respect to the Dividend Reference Period.

(3)                                 With respect to the eleventh (11th) through the eighteenth (18th) Dividend Periods, inclusive, and that portion of the nineteenth (19th) Dividend Period prior to, but not including, the four and one half (4½) year anniversary of the Original Issue Date, the Applicable Dividend Rate shall be:

(A)          (x) the applicable rate set forth in column “B” of the table in Section 3(a)(iii), based on the Percentage Change in QSBL between the ninth (9th) Dividend Period and the Baseline, multiplied by (y) the Qualifying Portion Percentage, calculated as of the last day of the ninth (9th) Dividend Period; plus

(B)          (x) five percent (5%) multiplied by (y) the Non-Qualifying Portion Percentage, calculated as of the last day of the ninth (9th) Dividend Period.

In such case, the Applicable Dividend Rate shall be determined at the time the Issuer delivers a complete and accurate Supplemental Report to Treasury with respect to the ninth (9th) Dividend Period.

(2)  To be completed at Closing using Column “A” of the table in Section 3(a)(iii), based on the Percentage Change in QSBL between the Baseline and the second calendar quarter preceding the Closing Date as reported in the Initial Supplemental Report.

(4)                                 With respect to (A) that portion of the nineteenth (19th) Dividend Period beginning on the four and one half (4½) year anniversary of the Original Issue Date and (B) all Dividend Periods thereafter, the Applicable Dividend Rate shall be nine percent (9%).

(5)                                 Notwithstanding anything herein to the contrary, if the Issuer fails to submit a Supplemental Report that is due during any of the second (2nd) through tenth (10th) Dividend Periods on or before the sixtieth (60th) day of such Dividend Period, the Issuer’s QSBL for the Dividend Period that would have been covered by such Supplemental Report shall be zero (0) for purposes hereof.

(6)                                 Notwithstanding anything herein to the contrary, but subject to Section 3(a)(i)(5) above, if the Issuer fails to submit the Supplemental Report that is due during the tenth (10th) Dividend Period, the Issuer’s QSBL shall be zero (0) for purposes of calculating the Applicable Dividend Rate pursuant to Section 3(a)(i)(3) and (4).  The Applicable Dividend Rate shall be re-determined effective as of the first day of the calendar quarter following the date such failure is remedied, provided it is remedied prior to the four and one half (4½) anniversary of the Original Issue Date.

(7)                                 Notwithstanding anything herein to the contrary, if the Issuer fails to submit any of the certificates required by Sections 3.1(d)(ii) or 3.1(d)(iii) of the Definitive Agreement when and as required thereby, the Issuer’s QSBL shall be zero (0) for purposes of calculating the Applicable Dividend Rate pursuant to Section 3(a)(i)(2) or (3) above until such failure is remedied.

(ii)           The “Percentage Change in Qualified Lending” between any given Dividend Period and the Baseline shall be the result of the following formula, expressed as a percentage:

x 100
( QSBL for the Dividend Period — Baseline )
Baseline

(iii)          The following table shall be used for determining the Applicable Dividend Rate:

	The Applicable Dividend Rate shall be:
If the Percentage Change in Qualified Lending is:	Column “A” (each of the 2nd – 10th Dividend Periods)	Column “B” (11th – 18th, and the first part of the 19th, Dividend Periods)
0% or less	5%	7%
More than 0%, but less than 2.5%	5%	5%
2.5% or more, but less than 5%	4%	4%
5% or more, but less than 7.5%	3%	3%
7.5% or more, but less than 10%	2%	2%
10% or more	1%	1%

(iv)                              If the Issuer consummates a Business Combination, a purchase of loans or a purchase of participations in loans and the Designated Preferred Stock remains outstanding thereafter, then the Baseline shall thereafter be the “Quarter-End Adjusted Small Business Lending Baseline” set forth on the Quarterly Supplemental Report (as defined in the Definitive Agreement).

(b)                                 Payment.  Holders of Designated Preferred Stock shall be entitled to receive, on each share of Designated Preferred Stock if, as and when declared by the Board of Directors or any duly authorized committee of the Board of Directors, but only out of assets legally available therefor, non-cumulative cash dividends with respect to:

(i)                                     each Dividend Period (other than the Initial Dividend Period) at a rate equal to one-fourth (¼) of the Applicable Dividend Rate with respect to each Dividend Period on the Liquidation Amount per share of Designated Preferred Stock, and no more, payable quarterly in arrears on each Dividend Payment Date; and

(ii)                                  the Initial Dividend Period, on the first such Dividend Payment Date to occur at least twenty (20) calendar days after the Original Issue Date, an amount equal to (A) the Applicable Dividend Rate with respect to the Initial Dividend Period multiplied by (B) the number of days from the Original Issue Date to the last day of the Initial Dividend Period (inclusive) divided by 360.

In the event that any Dividend Payment Date would otherwise fall on a day that is not a Business Day, the dividend payment due on that date will be postponed to the next day that is a Business Day and no additional dividends will accrue as a result of that postponement.  For avoidance of doubt, “payable quarterly in arrears” means that, with respect to any particular Dividend Period, dividends begin accruing on the first day of such Dividend Period and are payable on the first day of the next Dividend Period.

The amount of dividends payable on Designated Preferred Stock on any date prior to the end of a Dividend Period, and for the initial Dividend Period, shall be computed on the basis of a 360-day year consisting of four 90-day quarters, and actual days elapsed over a 90-day quarter.

Dividends that are payable on Designated Preferred Stock on any Dividend Payment Date will be payable to holders of record of Designated Preferred Stock as they appear on the stock register of the Issuer on the applicable record date, which shall be the 15th calendar day immediately preceding such Dividend Payment Date or such other record date fixed by the Board of Directors or any duly authorized committee of the Board of Directors that is not more than 60 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”).  Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.

Holders of Designated Preferred Stock shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on Designated Preferred Stock as specified in this Section 3 (subject to the other provisions of the Certificate of Designation).

(c)                                  Non-Cumulative.  Dividends on shares of Designated Preferred Stock shall be non-cumulative.  If the Board of Directors or any duly authorized committee of the Board of Directors does not declare a dividend on the Designated Preferred Stock in respect of any Dividend Period:

(i)                                     the holders of Designated Preferred Stock shall have no right to receive any dividend for such Dividend Period, and the Issuer shall have no obligation to pay a dividend for such Dividend Period, whether or not dividends are declared for any subsequent Dividend Period with respect to the Designated Preferred Stock; and

(ii)                                  the Issuer shall, within five (5) calendar days, deliver to the holders of the Designated Preferred Stock a written notice executed by the Chief Executive Officer and the Chief Financial Officer of the Issuer stating the Board of Directors’ rationale for not declaring dividends.

(d)                                 Priority of Dividends; Restrictions on Dividends.

(i)                                     Subject to Sections 3(d)(ii), (iii) and (v) and any restrictions imposed by the Appropriate Federal Banking Agency or, if applicable, the Issuer’s state bank supervisor (as defined in Section 3(r) of the Federal Deposit Insurance Act (12 U.S.C. § 1813(q)), so long as any share of Designated Preferred Stock remains outstanding, the Issuer may declare and pay dividends on the Common Stock, any other shares of Junior Stock, or Parity Stock, in each case only if (A) after giving effect to such dividend the Issuer’s Tier 1 capital would be at least equal to the Tier 1 Dividend Threshold, and (B) full dividends on all outstanding shares of Designated Preferred Stock for the most recently completed Dividend Period have been or are contemporaneously declared and paid.

(ii)                                  If a dividend is not declared and paid in full on the Designated Preferred Stock in respect of any Dividend Period, then from the last day of such Dividend Period until the last day of the third (3rd) Dividend Period immediately following it, no dividend or distribution shall be declared or paid on the Common Stock or any other shares of Junior Stock (other than dividends payable solely in shares of

Common Stock) or Parity Stock; provided, however, that in any such Dividend Period in which a dividend is declared and paid on the Designated Preferred Stock, dividends may be paid on Parity Stock to the extent necessary to avoid any material breach of a covenant by which the Issuer is bound.

(iii)                               When dividends have not been declared and paid in full for an aggregate of four (4) Dividend Periods or more, and during such time the Issuer was not subject to a regulatory determination that prohibits the declaration and payment of dividends, the Issuer shall, within five (5) calendar days of each missed payment, deliver to the holders of the Designated Preferred Stock a certificate executed by at least a majority of the Board of Directors stating that the Board of Directors used its best efforts to declare and pay such dividends in a manner consistent with (A) safe and sound banking practices and (B) the directors’ fiduciary obligations.

(iv)                              Subject to the foregoing and Section 3(e) below and not otherwise, such dividends (payable in cash, securities or other property) as may be determined by the Board of Directors or any duly authorized committee of the Board of Directors may be declared and paid on any securities, including Common Stock and other Junior Stock, from time to time out of any funds legally available for such payment, and holders of Designated Preferred Stock shall not be entitled to participate in any such dividends.

(v)                                 If the Issuer is not Publicly-Traded, then after the tenth (10th) anniversary of the Signing Date, so long as any share of Designated Preferred Stock remains outstanding, no dividend or distribution shall be declared or paid on the Common Stock or any other shares of Junior Stock (other than dividends payable solely in shares of Common Stock) or Parity Stock.

(e)                                  Special Lending Incentive Fee Related to CPP.  If Treasury held Previously Acquired Preferred Shares immediately prior to the Original Issue Date and the Issuer did not apply to Treasury to redeem such Previously Acquired Preferred Shares prior to December 16, 2010, and if the Issuer’s Supplemental Report with respect to the ninth (9th) Dividend Period reflects an amount of Qualified Small Business Lending that is less than or equal to the Baseline (or if the Issuer fails to timely file a Supplemental Report with respect to the ninth (9th) Dividend Period), then beginning on [_N/A                        ](3) and on all Dividend Payment Dates thereafter ending on [    N/A                  ],(4) the Issuer shall pay to the Holders of Designated Preferred Stock, on each share of Designated Preferred Stock, but only out of assets legally available therefor, a fee equal to 0.5% of the Liquidation Amount per share of Designated Preferred Stock (“CPP Lending Incentive Fee”).  All references in Section 3(d) to “dividends” on the Designated Preferred Stock shall be deemed to include the CPP Lending Incentive Fee.

(3)  Insert Dividend Payment Date immediately following the fifth anniversary of the closing of the Issuer’s CPP investment.

(4)  Insert Dividend Payment Date immediately following four and one-half years after the Closing Date.

Section 4.  Liquidation Rights.

(a)                                 Voluntary or Involuntary Liquidation.  In the event of any liquidation, dissolution or winding up of the affairs of the Issuer, whether voluntary or involuntary, holders of Designated Preferred Stock shall be entitled to receive for each share of Designated Preferred Stock, out of the assets of the Issuer or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Issuer, subject to the rights of any creditors of the Issuer, before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other stock of the Issuer ranking junior to Designated Preferred Stock as to such distribution, payment in full in an amount equal to the sum of (i) the Liquidation Amount per share and (ii) the amount of any accrued and unpaid dividends on each such share (such amounts collectively, the “Liquidation Preference”).

(b)                                 Partial Payment.  If in any distribution described in Section 4(a) above the assets of the Issuer or proceeds thereof are not sufficient to pay in full the amounts payable with respect to all outstanding shares of Designated Preferred Stock and the corresponding amounts payable with respect of any other stock of the Issuer ranking equally with Designated Preferred Stock as to such distribution, holders of Designated Preferred Stock and the holders of such other stock shall share ratably in any such distribution in proportion to the full respective distributions to which they are entitled.

(c)                                  Residual Distributions.  If the Liquidation Preference has been paid in full to all holders of Designated Preferred Stock and the corresponding amounts payable with respect of any other stock of the Issuer ranking equally with Designated Preferred Stock as to such distribution has been paid in full, the holders of other stock of the Issuer shall be entitled to receive all remaining assets of the Issuer (or proceeds thereof) according to their respective rights and preferences.

(d)                                 Merger, Consolidation and Sale of Assets Is Not Liquidation.  For purposes of this Section 4, the merger or consolidation of the Issuer with any other corporation or other entity, including a merger or consolidation in which the holders of Designated Preferred Stock receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Issuer, shall not constitute a liquidation, dissolution or winding up of the Issuer.

Section 5.  Redemption.

(a)                                 Optional Redemption.

(i)                                     Subject to the other provisions of this Section 5:

(1)                                 The Issuer, at its option, subject to the approval of the Appropriate Federal Banking Agency, may redeem, in whole or in part, at any time and from time to time, out of funds legally available therefor, the shares of Designated Preferred Stock at the time outstanding; and

(2)                                 If, after the Signing Date, there is a change in law that modifies the terms of Treasury’s investment in the Designated Preferred Stock or the terms of Treasury’s Small Business Lending Fund program in a materially adverse respect for the Issuer, the Issuer may, after consultation with the Appropriate Federal Banking Agency, redeem all of the shares of Designated Preferred Stock at the time outstanding.

(ii)                                  The per-share redemption price for shares of Designated Preferred Stock shall be equal to the sum of:

(1)                                 the Liquidation Amount per share,

(2)                                 the per-share amount of any  unpaid dividends for the then current Dividend Period at the Applicable Dividend Rate to, but excluding, the date fixed for redemption (regardless of whether any dividends are actually declared for that Dividend Period; and

(3)                                 the pro rata amount of CPP Lending Incentive Fees for the current Dividend Period.

The redemption price for any shares of Designated Preferred Stock shall be payable on the redemption date to the holder of such shares against surrender of the certificate(s) evidencing such shares to the Issuer or its agent.  Any declared but unpaid dividends for the then current Dividend Period payable on a redemption date that occurs subsequent to the Dividend Record Date for a Dividend Period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such Dividend Record Date relating to the Dividend Payment Date as provided in Section 3 above.

(b)                                 No Sinking Fund.  The Designated Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Designated Preferred Stock will have no right to require redemption or repurchase of any shares of Designated Preferred Stock.

(c)                                  Notice of Redemption.  Notice of every redemption of shares of Designated Preferred Stock shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Issuer.  Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption.  Any notice mailed as provided in this Subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Designated Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Designated Preferred Stock.  Notwithstanding the foregoing, if shares of Designated Preferred Stock are issued in book-entry form through The Depository Trust Company or any other similar facility, notice of redemption may be given to the holders of Designated Preferred Stock at such time and in any manner permitted by such facility.  Each notice of redemption given to a holder shall state:  (1) the redemption date; (2) the number of shares of Designated Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; and (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.

(d)                                 Partial Redemption.  In case of any redemption of part of the shares of Designated Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or in such other manner as the Board of Directors or a duly authorized committee thereof may determine to be fair and equitable, but in any event the shares to be redeemed shall not be less than the Minimum Amount. Subject to the provisions hereof, the Board of Directors or a duly authorized committee thereof shall have full power and authority to prescribe the terms and conditions upon which shares of Designated Preferred Stock shall be redeemed from time to time, subject to the approval of the Appropriate Federal Banking Agency. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof.

(e)                                  Effectiveness of Redemption.  If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been deposited by the Issuer, in trust for the pro rata benefit of the holders of the shares called for redemption, with a bank or trust company doing business in the Borough of Manhattan, The City of New York, and having a capital and surplus of at least $500 million and selected by the Board of Directors, so as to be and continue to be available solely therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company, without interest.  Any funds unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released to the Issuer, after which time the holders of the shares so called for redemption shall look only to the Issuer for payment of the redemption price of such shares.

(f)                                   Status of Redeemed Shares.  Shares of Designated Preferred Stock that are redeemed, repurchased or otherwise acquired by the Issuer shall revert to authorized but unissued shares of Preferred Stock (provided that any such cancelled shares of Designated Preferred Stock may be reissued only as shares of any series of Preferred Stock other than Designated Preferred Stock).

Section 6.  Conversion.  Holders of Designated Preferred Stock shares shall have no right to exchange or convert such shares into any other securities.

Section 7.  Voting Rights.

(a)                                 General.  The holders of Designated Preferred Stock shall not have any voting rights except as set forth below or as otherwise from time to time required by law.

(b)                                 Board Observation Rights.  Whenever, at any time or times, dividends on the shares of Designated Preferred Stock have not been declared and paid in full within five (5) Business Days after each Dividend Payment Date for an aggregate of five (5) Dividend Periods or more, whether or not consecutive, the Issuer shall invite a representative selected by the holders of a majority of the outstanding shares of Designated Preferred Stock, voting as a single class, to attend all meetings of its Board of Directors in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors in connection with such meetings; provided, that the holders of the Designated Preferred Stock shall not be obligated to select such a representative, nor shall such representative, if selected, be obligated to attend any meeting to which he/she is invited.  The rights of the holders of the Designated Preferred Stock set forth in this Section 7(b) shall terminate when full dividends have been timely paid on the Designated Preferred Stock for at least four consecutive Dividend Periods, subject to revesting in the event of each and every subsequent default of the character above mentioned.

(c)                                  Preferred Stock Directors.  Whenever, at any time or times, (i) dividends on the shares of Designated Preferred Stock have not been declared and paid in full within five (5) Business Days after each Dividend Payment Date for an aggregate of six (6) Dividend Periods or more, whether or not consecutive, and (ii) the aggregate liquidation preference of the then-outstanding shares of Designated Preferred Stock is greater than or equal to $25,000,000, the authorized number of directors of the Issuer shall automatically be increased by two and the holders of the Designated Preferred Stock, voting as a single class, shall have the right, but not the obligation, to elect two directors (hereinafter the “Preferred Directors” and each a “Preferred Director”) to fill such newly created directorships at the Issuer’s next annual meeting of stockholders (or, if the next annual meeting is not yet scheduled or is scheduled to occur more than thirty days later, the President of the Company shall promptly call a special meeting for that purpose) and at each subsequent annual meeting of stockholders until full dividends have been timely paid on the Designated Preferred Stock for at least four consecutive Dividend Periods, at which time such right shall terminate with respect to the Designated Preferred Stock, except as herein or by law expressly provided, subject to revesting in the event of each and every subsequent default of the character above mentioned; provided that it shall be a qualification for election for any Preferred Director that the election of such Preferred Director shall not cause the Issuer to violate any corporate governance requirements of any securities exchange or other trading facility on which securities of the Issuer may then be listed or traded that listed or traded companies must have a majority of independent directors.  Upon any termination of the right of the holders of shares of Designated Preferred Stock to vote for directors as provided above, the Preferred Directors shall cease to be qualified as directors, the term of office of all Preferred Directors then in office shall terminate immediately and the authorized number of directors shall be reduced by the number of Preferred Directors elected pursuant hereto.  Any Preferred Director may be removed at any time, with or without cause, and any vacancy created thereby may be filled, only by the affirmative vote of the holders a majority of the shares of Designated Preferred Stock at the time outstanding voting separately as a class.  If the office of any Preferred Director becomes vacant for any reason other than removal from office as aforesaid, the holders of a majority of the outstanding shares of Designated Preferred Stock, voting as a single class, may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred.

(d)                                 Class Voting Rights as to Particular Matters.  So long as any shares of Designated Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Charter, the written consent of (x) Treasury if Treasury holds any shares of Designated Preferred Stock, or (y) the holders of a majority of the outstanding shares of Designated Preferred Stock, voting as a single class, if Treasury does not hold any shares of Designated Preferred Stock, shall be necessary for effecting or validating:

(i)                                     Authorization of Senior Stock.  Any amendment or alteration of the Certificate of Designation for the Designated Preferred Stock or the Charter to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock of the Issuer ranking senior to Designated Preferred Stock with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Issuer;

(ii)                                  Amendment of Designated Preferred Stock.  Any amendment, alteration or repeal of any provision of the Certificate of Designation for the Designated Preferred Stock or the Charter (including, unless no vote on such merger or consolidation is required by Section 7(d)(iii) below, any amendment, alteration or repeal by means of a merger, consolidation or otherwise) so as to adversely affect the rights, preferences, privileges or voting powers of the Designated Preferred Stock;

(iii)                               Share Exchanges, Reclassifications, Mergers and Consolidations.  Subject to Section 7(d)(v) below, any consummation of a binding share exchange or reclassification involving the Designated Preferred Stock, or of a merger or consolidation of the Issuer with another corporation or other entity, unless in each case (x) the shares of Designated Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Issuer is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof that are the same as the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of Designated Preferred Stock immediately prior to such consummation, taken as a whole; provided, that in all cases, the obligations of the Issuer are assumed (by operation of law or by express written assumption) by the resulting entity or its ultimate parent;

(iv)                              Certain Asset Sales.  Any sale of all, substantially all, or any material portion of, the assets of the Company, if the Designated Preferred Stock will not be redeemed in full contemporaneously with the consummation of such sale; and

(v)                                 Holding Company Transactions.  Any consummation of a Holding Company Transaction, unless as a result of the Holding Company Transaction each share of Designated Preferred Stock shall be converted into or exchanged for one share with an equal liquidation preference of preference securities of the Issuer or the Acquiror (the “Holding Company Preferred Stock”).  Any such Holding Company Preferred Stock shall entitle holders thereof to dividends from the date of issuance of such Holding Company Preferred Stock on terms that are equivalent to the terms set forth herein, and shall have such other rights, preferences, privileges and voting powers, and limitations and restrictions thereof that are the same as the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of Designated Preferred Stock immediately prior to such conversion or exchange, taken as a whole;

provided, however, that for all purposes of this Section 7(d), any increase in the amount of the authorized Preferred Stock, including any increase in the authorized amount of Designated Preferred Stock necessary to satisfy preemptive or similar rights granted by the Issuer to other persons prior to the Signing Date, or the creation and issuance, or an increase in the authorized or issued amount, whether pursuant to preemptive or similar rights or otherwise, of any other series of Preferred Stock, or any securities convertible into or exchangeable or exercisable for any other series of Preferred Stock, ranking equally with and/or junior to Designated Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and the distribution of assets upon liquidation, dissolution or winding up of the Issuer will not be deemed to adversely affect the rights, preferences, privileges or voting powers, and shall not require the affirmative vote or consent of, the holders of outstanding shares of the Designated Preferred Stock.

(e)                                  Changes after Provision for Redemption.  No vote or consent of the holders of Designated Preferred Stock shall be required pursuant to Section 7(d) above if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such Section, all outstanding shares of the Designated Preferred Stock shall have been redeemed, or shall have been called for redemption upon proper notice and sufficient funds shall have been deposited in trust for such redemption, in each case pursuant to Section 5 above.

(f)                                   Procedures for Voting and Consents.  The rules and procedures for calling and conducting any meeting of the holders of Designated Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules of the Board of Directors or any duly authorized committee of the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Charter, the Bylaws, and applicable law and the rules of any national securities exchange or other trading facility on which Designated Preferred Stock is listed or traded at the time.

Section 8.  Restriction on Redemptions and Repurchases.

(a)                                 Subject to Sections 8(b) and (c), so long as any share of Designated Preferred Stock remains outstanding, the Issuer may repurchase or redeem any shares of Capital Stock (as defined below), in each case only if (i) after giving effect to such dividend, repurchase or redemption, the Issuer’s Tier 1 capital would be at least equal to the Tier 1 Dividend Threshold and (ii) dividends on all outstanding shares of Designated Preferred Stock for the most recently completed Dividend Period have been or are contemporaneously declared and paid (or have been declared and a sum sufficient for the payment thereof has been set aside for the benefit of the holders of shares of Designated Preferred Stock on the applicable record date).

(b)                                 If a dividend is not declared and paid on the Designated Preferred Stock in respect of any Dividend Period, then from the last day of such Dividend Period until the last day of the third (3rd) Dividend Period immediately following it, neither the Issuer nor any Issuer Subsidiary shall, redeem, purchase or acquire any shares of Common Stock, Junior Stock, Parity Stock or other capital stock or other equity securities of any kind of the Issuer or any Issuer Subsidiary, or any trust preferred securities issued by the Issuer or any Affiliate of the Issuer (“Capital Stock”), (other than (i) redemptions, purchases, repurchases or other acquisitions of the Designated Preferred Stock and (ii) repurchases of Junior Stock or Common Stock in connection with the administration of any employee benefit plan in the ordinary course of business (including purchases to offset any Share Dilution Amount pursuant to a publicly announced repurchase plan) and consistent with past practice; provided that any purchases to offset the Share Dilution Amount shall in no event exceed the Share Dilution Amount, (iii) the acquisition by the Issuer or any of the Issuer Subsidiaries of record ownership in Junior Stock or Parity Stock for the beneficial ownership of any other persons (other than the Issuer or any other Issuer Subsidiary), including as trustees or custodians, (iv) the exchange or conversion of Junior Stock for or into other Junior Stock or of Parity Stock or trust preferred securities for or into other Parity Stock (with the same or lesser aggregate liquidation amount) or Junior Stock, in each case set forth in this clause (iv), solely to the extent required pursuant to binding contractual agreements entered into prior to the Signing Date or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for Common Stock, (v) redemptions of securities held by the Issuer or any wholly-owned Issuer Subsidiary or (vi) redemptions, purchases or other acquisitions of capital stock or other equity securities of any kind of any Issuer Subsidiary required pursuant to binding contractual agreements entered into prior to (x) if Treasury held Previously Acquired Preferred Shares immediately prior to the Original Issue Date, the original issue date of such Previously Acquired Preferred Shares, or (y) otherwise, the Signing Date).

(c)                                  If the Issuer is not Publicly-Traded, then after the tenth (10th) anniversary of the Signing Date, so long as any share of Designated Preferred Stock remains outstanding, no Common Stock, Junior Stock or Parity Stock shall be, directly or indirectly,  purchased, redeemed or otherwise acquired for consideration by the Issuer or any of its subsidiaries.

Section 9.  No Preemptive Rights.  No share of Designated Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Issuer, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

Section 10.  References to Line Items of Supplemental Reports.  If Treasury modifies the form of Supplemental Report, pursuant to its rights under the Definitive Agreement,  and any such modification includes a change to the caption or number of any line item on the

Supplemental Report, then any reference herein to such line item shall thereafter be a reference to such re-captioned or re-numbered line item.

Section 11.  Record Holders.  To the fullest extent permitted by applicable law, the Issuer and the transfer agent for Designated Preferred Stock may deem and treat the record holder of any share of Designated Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Issuer nor such transfer agent shall be affected by any notice to the contrary.

Section 12.  Notices.  All notices or communications in respect of Designated Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designation, in the Charter or Bylaws or by applicable law. Notwithstanding the foregoing, if shares of Designated Preferred Stock are issued in book-entry form through The Depository Trust Company or any similar facility, such notices may be given to the holders of Designated Preferred Stock in any manner permitted by such facility.

Section 13.  Replacement Certificates.  The Issuer shall replace any mutilated certificate at the holder’s expense upon surrender of that certificate to the Issuer. The Issuer shall replace certificates that become destroyed, stolen or lost at the holder’s expense upon delivery to the Issuer of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be reasonably required by the Issuer.

Section 14.  Other Rights.  The shares of Designated Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Charter or as provided by applicable law.

I, Natalie E. Tennant, Secretary of State of the

State of West Virginia, hereby certify that

Articles of Amendment to the Articles of Incorporation of

MVB FINANCIAL CORP.

are filed in my office as required by the provisions of West Virginia Code are found to conform to law. Therefore, I issue this

CERTIFICATE OF AMENDMENT TO THE
ARTICLES OF INCORPORATION

Given under my hand and the Great Seal of the State of West Virginia on this day of May 22, 2013
Natalie E. Tennant Secretary of State

ARTICLES OF AMENDMENT

TO

ARTICLES OF INCORPORATION

OF

MVB FINANCIAL CORP.

Pursuant to Section 1006, Article 10, Chapter 31D of the Code of West Virginia, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

FIRST:  The name of the corporation is MVB Financial Corp.

SECOND:  The following amendment to the Articles of Incorporation was adopted by the requisite vote of the shareholders of the corporation.

THIRD:  The date of the adoption was May 21, 2013.

FOURTH:  The following amendment to the Articles of Incorporation was adopted by the shareholder of the corporation in the manner prescribed by law:

RESOLVED, that the first paragraph of Article V of the Articles of Incorporation of this corporation be, and the same hereby is, amended to read as follows:

The amount of the total authorized capital stock of said corporation shall be eighteen million five hundred thousand dollars ($18,500,000), which shall be divided into ten million (10,000,000) shares of Common Stock with a value of $1.00 per share, and eight thousand five hundred (8,500) shares of Preferred Stock with a par value of $1,000 per share (“Preferred Stock”).

FIFTH:  Contract name and number of person to reach in case of problem with filing:

Name:	Charles D. Dunbar, Esq.
Phone:	(304) 340-1196

SIXTH:  Signature of person executing document:

/s/ Larry F. Mazza	CEO
Signature	Capacity in which he/she is signing

I, Natalie E. Tennant, Secretary of State of the
State of West Virginia, hereby certify that

by the provisions of the West Virginia Code, Articles of Merger were received and filed,

MERGING BANK COMPLIANCE SOLUTIONS, INC., A QUALIFIED WV ORGANIZATION, MVB- EAST, INC., A QUALIFIED WV ORGANIZATION, MVB-CENTRAL, INC., A QUALIFIED WV ORGANIZATION, WITH AND INTO MVB FINANCIAL CORP, A QUALIFIED WV ORGANIZATION.

Therefore, I hereby issue this

CERTIFICATE OF MERGER

Given under my hand and the Great Seal of the State of West Virginia on this day of December 20, 2013 Natalie E. Tennant Secretary of State

(For merger of parent and subsidiary corporations)

ARTICLES OF MERGER
OF SUBSIDIARY CORPORATIONS
INTO PARENT CORPORATION

Pursuant to the provisions of Section 31D-11-1105 and 31D-11-1106 of the West Virginia Corporation Act, the undersigned corporations adopt the following Articles of Merger:

FIRST:                                                        The names of the parties to the merger are MVB-Central, Inc., MVB — East, Inc., Bank Compliance Solutions, Inc. (collectively, the “Subsidiaries”), and MVB Financial Corp. (the “Survivor”), all of which are West Virginia corporations. MVB Financial Corp. shall be the surviving corporation.

SECOND:                                         MVB Financial Corp., the surviving corporation, owns at least ninety percent (90%) of the voting power of each class and series of the outstanding shares of each of the three Subsidiaries.

THIRD:                                                   The merger shall be effective on December 31, 2013 at 11:50 p.m. Eastern Standard Time.

FOURTH:                                        The Plan of Merger did not require approval of the shareholders of the Subsidiaries or the Survivor.

FIFTH:                                                       The Plan of Merger and the performance of its terms were duly authorized by all action required under the laws of the State of West Virginia and by the respective Articles of Incorporation of the Survivor and the Subsidiaries.

[ATTESTATION AND SIGNATURES APPEAR ON NEXT PAGE;
REMAINDER OF THIS PAGE IS LEFT BLANK INTENTIONALLY]

IN WITNESS WHEREOF, the undersigned have executed these Articles of Merger as of this 19th day of December, 2013.

MVB FINANCIAL CORP.

By:	/s/ Larry F. Mazza
Name: Larry F. Mazza
Title: Chief Executive Officer

MVB-CENTRAL, INC.

By:	/s/ John T. Schirripa
Name: John T. Schirripa
Title: President & Chief Executive Officer

MVB – EAST, INC.

By:	/s/ Larry F. Mazza
Name: Larry F. Mazza
Title: President & Chief Executive Officer

BANK COMPLIANCE SOLUIONS, INC.

By:	/s/ Larry F. Mazza
Name: Larry F. Mazza
Title: Chief Executive Officer

2

PLAN OF MERGER

The following is the Plan of Merger for merging MVB-Central, Inc. into MVB Financial Corp. and for merging MVB — East, Inc. into MVB Financial Corp. and for merging Bank Compliance Solutions, Inc. into MVB Financial Corp., all as approved by resolution of the Board of Directors of MVB Financial Corp.

Merger of MVB-Central, Inc.

1.                                      MVB Financial Corp. is a business corporation organized and existing under the laws of the State of West Virginia.

2.                                      MVB Financial Corp. is the parent corporation and the owner of all of the outstanding shares of MVB-Central, Inc., a business corporation organized and existing under the laws of the State of West Virginia and a wholly owned subsidiary of MVB Financial Corp.

3.                                      The Board of Directors of MVB Financial Corp. has determined that the merger of MVB-Central, Inc. with and into MVB Financial Corp. upon the terms and conditions herein provided has a valid business purpose, is advisable, and is in the best interests of MVB Financial Corp. and MVB-Central, Inc.

4.                                      The Board of Directors of MVB Financial Corp. has approved this Plan of Merger. Pursuant to section 31D-11-1105(a) of the West Virginia Code, the approval of this Plan of Merger by the Board of Directors or shareholders of MVB-Central, Inc. is not required. Pursuant to section 31D-11-1104(7) of the West Virginia Code, the approval of this Plan of Merger by the shareholders of MVB Financial Corp. is not required.

5.                                      MVB-Central, Inc. shall be merged with and into MVB Financial Corp. pursuant to the provisions of section 31D-11-1105 of the West Virginia Code.

6.                                      The merger of MVB-Central, Inc. with and into MVB Financial Corp. shall become effective at 11:50 p.m., Eastern Standard Time, on December 31, 2013 or such later date and time at which the appropriate articles of merger required to be filed with the secretary of state of the State of West Virginia are filed.

7.                                      The separate existence of MVB-Central, Inc. shall cease at the effective date and time of the merger pursuant to the provisions of section 31D-11-1107(a)(2) of the West Virginia Code; and MVB Financial Corp. shall continue its existence as the surviving corporation pursuant to the provisions of section 31D-11-1107(a)(1) of the West Virginia Code.

8.                                      Upon the effective date and time of the merger MVB Financial Corp., as the surviving corporation, (i) shall continue to possess all of its assets, rights, powers, and property as constituted immediately prior to the effective date and time of the merger, (ii) shall be subject to all actions previously taken by its and MVB-Central, Inc.’s Boards of Directors, (iii) shall succeed, without other transfer, to all of the assets, rights, powers, and property of MVB-Central, Inc. in the manner more fully set forth in sections 31D-11-1107(a)(3) and (4) of the West Virginia Code,(iv) shall continue to be subject to all of the debts, liabilities, and obligations of MVB Financial Corp. as constituted immediately prior to the effective date and time of the merger, and (v) shall succeed, without other transfer, to all of the debts, liabilities, and obligations of MVB-Central, Inc. in the same manner as if MVB Financial Corp. had itself incurred them, as more fully provided under the applicable provisions of section 31D-11-1107(a)(5) of the West Virginia Code.

9.                                      The issued shares of capital stock of MVB-Central, Inc. shall not be converted in any manner, but each said share which is issued as of the effective time and date of the merger shall be canceled, extinguished, or retired.

Merger of MVB — East, Inc.

10.                               MVB Financial Corp. is the parent corporation and the owner of all of the outstanding shares of MVB – East, Inc., a business corporation organized and existing under the laws of the State of West Virginia and a wholly owned subsidiary of MVB Financial Corp.

11.                               The Board of Directors of MVB Financial Corp. has determined that the merger of MVB - East, Inc. with and into MVB Financial Corp. upon the terms and conditions herein provided has a valid business purpose, is advisable, and is in the best interests of MVB Financial Corp. and MVB – East, Inc.

12.                               The Board of Directors of MVB Financial Corp. has approved this Plan of Merger.Pursuant to section 31D-11-1105(a) of the West Virginia Code, the approval of this Plan of Merger by the Board of Directors or shareholders of MVB — East, Inc. is not required. Pursuant to section 31D-11-1104(7) of the West Virginia Code, the approval of this Plan of Merger by the shareholders of MVB Financial Corp. is not required.

13.                               MVB — East, Inc. shall be merged with and into MVB Financial Corp. pursuant to the provisions of section 31D-11-1105 of the West Virginia Code.

14.                               The merger of MVB — East, Inc. with and into MVB Financial Corp. shall become effective at 11:50 p.m., Eastern Standard Time, on December 31, 2013 or such later date and time at which the appropriate articles of merger required to be filed with the secretary of state of the State of West Virginia are filed.

15.                               The separate existence of MVB — East, Inc. shall cease at the effective date and time of the merger pursuant to the provisions of section 31D-11-1107(a)(2) of the West Virginia Code; and MVB Financial Corp. shall continue its existence as the surviving corporation pursuant to the provisions of section 31D-11-1107(a)(1) of the West Virginia Code.

16.                               Upon the effective date and time of the merger MVB Financial Corp., as the surviving corporation, (i) shall continue to possess all of its assets, rights, powers, and property as constituted immediately prior to the effective date and time of the merger, (ii) shall be subject to all

2

actions previously taken by its and MVB — East, Inc.’s Boards of Directors, (iii) shall succeed, without other transfer, to all of the assets, rights, powers, and property of MVB — East, Inc. in the manner more fully set forth in sections 31D-11-1107(a)(3) and (4) of the West Virginia Code, (iv) shall continue to be subject to all of the debts, liabilities, and obligations of MVB Financial Corp. as constituted immediately prior to the effective date and time of the merger, and (v) shall succeed, without other transfer, to all of the debts, liabilities, and obligations of MVB — East, Inc. in the same manner as if MVB Financial Corp. had itself incurred them, as more fully provided under the applicable provisions of section 31D-11-1107(a)(5) of the West Virginia Code.

17.                               The issued shares of capital stock of MVB — East, Inc. shall not be converted in any manner, but each said share which is issued as of the effective time and date of the merger shall be canceled, extinguished, or retired.

Merger of Bank Compliance Solutions, Inc.

18.                               MVB Financial Corp. is the parent corporation and the owner of all of the outstanding shares of Bank Compliance Solutions, Inc., a business corporation organized and existing under the laws of the State of West Virginia and a wholly owned subsidiary of MVB Financial Corp.

19.                               The Board of Directors of MVB Financial Corp. has determined that the merger of Bank Compliance Solutions, Inc. with and into MVB Financial Corp. upon the terms and conditions herein provided has a valid business purpose, is advisable, and is in the best interests of MVB Financial Corp. and Bank Compliance Solutions, Inc.

20.                               The Board of Directors of MVB Financial Corp. has approved this Plan of Merger. Pursuant to section 31D-11-1105(a) of the West Virginia Code, the approval of this Plan of Merger by the Board of Directors or shareholders of Bank Compliance Solutions, Inc. is not required. Pursuant to section 31D-11-1104(7) of the West Virginia Code, the approval of this Plan of Merger by the shareholders of MVB Financial Corp. is not required.

21.                               Bank Compliance Solutions, Inc. shall be merged with and into MVB Financial Corp. pursuant to the provisions of section 31D-11-1105 of the West Virginia Code.

22.                               The merger of Bank Compliance Solutions, Inc. with and into MVB Financial Corp. shall become effective at 11:50 p.m., Eastern Standard Time, on December 31, 2013 or such later date and time at which the appropriate articles of merger required to be filed with the secretary of state of the State of West Virginia are filed.

23.                               The separate existence of Bank Compliance Solutions, Inc. shall cease at the effective date and time of the merger pursuant to the provisions of section 31D-11-1107(a)(2) of the West Virginia Code; and MVB Financial Corp. shall continue its existence as the surviving corporation pursuant to the provisions of section 31D-11-1107(a)(1) of the West Virginia Code.

24.                               Upon the effective date and time of the merger MVB Financial Corp., as the

3

surviving corporation, (i) shall continue to possess all of its assets, rights, powers, and property as constituted immediately prior to the effective date and time of the merger, (ii) shall be subject to all actions previously taken by its and Bank Compliance Solutions, Inc.’s Boards of Directors, (iii) shall succeed, without other transfer, to all of the assets, rights, powers, and property of Bank Compliance Solutions, Inc. in the manner more fully set forth in sections 31D-11-1107(a)(3) and (4) of the West Virginia Code, (iv) shall continue to be subject to all of the debts, liabilities, and obligations of MVB Financial Corp. as constituted immediately prior to the effective date and time of the merger, and (v) shall succeed, without other transfer, to all of the debts, liabilities, and obligations of Bank Compliance Solutions, Inc. in the same manner as if MVB Financial Corp. had itself incurred them, as more fully provided under the applicable provisions of section 31D-11-1107(a)(5) of the West Virginia Code.

25.                               The issued shares of capital stock of Bank Compliance Solutions, Inc. shall not be converted in any manner, but each said share which is issued as of the effective time and date of the merger shall be canceled, extinguished, or retired.

General Provisions

26.                               This Plan of Merger may be terminated and abandoned by the Board of Directors of MVB Financial Corp. at any time prior to the effective date and time of the mergers provided for herein. In the event of such termination and abandonment, this Plan of Merger shall be void and have no effect, without any liability on the part of any party to any of the mergers provided for herein, their shareholders, directors, or officers.

27.                               The Boards of Directors of MVB Financial Corp. may amend this Plan of Merger at any time prior to the filing of articles of merger with the secretary of state with respect to the mergers provided for herein.

28.                               The Board of Directors and the proper officers of MVB Financial Corp. and the Board of Directors and the proper officers of each of MVB-Central, Inc. MVB — East, Inc., and Bank Compliance Solutions, Inc. are hereby authorized, empowered, and directed to do any and all acts and things, and to make, execute, deliver, file, and record any and all instruments, papers, and documents which shall be or become necessary, proper, or convenient to carry out or put into effect any of the provisions of this Plan of Merger or of the mergers herein provided for.

29.                               MVB Financial Corp. hereby waives the requirement of notice set forth in section 31D-11-1105(b) of the West Virginia Code with respect to each of the mergers provided for by this Plan of Merger.

30.                               This Plan of Merger shall in all respects be construed and interpreted in accordance with and governed by the laws of the State of West Virginia.

4

Executed as of the 19th day of December, 2013.

MVB FINANCIAL CORP.

/s/ Larry F. Mazza
Name: Larry F. Mazza
Title: Chief Executive Officer

MVB-CENTRAL., INC.

/s/ John T. Schirripa
Name: John T. Schirripa
Title: President & Chief Executive Officer

MVB – EAST, INC.

/s/ Larry F. Mazza
Name: Larry F. Mazza
Title: President & Chief Executive Officer

BANK COMPLIANCE SOLUTIONS, INC.

/s/ Larry F. Mazza
Name: Larry F. Mazza
Title: Chief Executive Officer

5

I, Natalie E. Tennant, Secretary of State of the

State of West Virginia, hereby certify that

Articles of Amendment to the Articles of Incorporation of

MVB FINANCIAL CORP.

are filed in my office as required by the provisions of West Virginia Code are found to conform to law. Therefore, I issue this

CERTIFICATE OF AMENDMENT TO THE
ARTICLES OF INCORPORATION

Given under my hand and the Great Seal of the State of West Virginia on this day of March 21, 2014 Natalie E. Tennant Secretary of State

ARTICLES OF AMENDMENT

TO

ARTICLES OF INCORPORATION

OF

MVB FINANCIAL CORP.

Pursuant to Section 1006, Article 10, Chapter 31D of the Code of West Virginia, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

FIRST:  The name of the corporation is MVB Financial Corp.

SECOND:  The following amendments to the Articles of Incorporation were adopted by the requisite vote of the shareholders of the corporation.

THIRD:  The date of the adoption was February 11, 2014.

FOURTH:  The following amendments to the Articles of Incorporation were adopted by the shareholders of the corporation in the manner prescribed by law:

RESOLVED, that the first paragraph of Article V of the Articles of Incorporation be amended to read, in its entirety, as follows:

ARTICLE V

The amount of the total authorized capital stock of said corporation shall be sixty million dollars ($60,000,000), which shall be divided into twenty million (20,000,000) shares of Common Stock with a value of $1.00 each per share, twenty million (20,000,000) shares of Class A Common Stock, par value $1.00 per share (“Class A Common Stock”); and twenty thousand (20,000) shares of Preferred Stock with a par value of $1,000 per share (“Preferred Stock”).

FURTHER RESOLVED, that the following be added to the end of Article V of the Articles of Incorporation:

Class A Common Stock shall be ranked junior to any Preferred Stock issued and outstanding, with respect to the payment of dividends and the distribution of assets in the event of any dissolution, liquidation or winding up of the Corporation. The voting powers, designations, preferences, limitations, restrictions and relative rights of the Class A Common Stock are as follows:

A.            Issuance in Series.  Class A Common Stock may be issued from time to time in one or more series.  All shares of Class A Common Stock shall be of equal rank and shall be identical, except in respect of the particulars that are fixed in the Articles of Incorporation or may be fixed by the Board of Directors as hereinafter provided pursuant to authority which is hereby expressly vested in the Board of Directors; and each share of Class A Common Stock, whether of the same or a different series, shall be identical in all respects with the other shares of Class A Common Stock, except as to the following relative rights and preferences, as to which there may be variations between different series:

(i)            the rate of dividends;

(ii)                                  whether shares may be redeemed and, if so, the redemption price and the terms and conditions of redemption;

(iii)                               whether shares may be converted to Common Stock and if so, the terms and conditions of conversion;

(iv)                              the amount payable upon shares in event of voluntary and involuntary liquidation;

(v)                                 sinking fund provisions, if any, for the redemption or purchase of shares;

(vi)                              the terms and conditions, if any, on which shares may be converted; and

(vii)         voting rights, if any.

The Board of Directors of the corporation shall have all of the power and authority with respect to the shares of Class A Common Stock that the shareholders may delegate to the Board of Directors pursuant to the terms and provisions of Chapter 31D, Article 6, Sections 601 and 602 of the Code of West Virginia, as amended, and shall exercise such power and authority by the adoption of a resolution or resolutions as prescribed by law.

B.            Dividends.  The holders of the Class A Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any funds legally available therefor, preferential dividends in cash, in the amounts or at the rate per annum fixed for such series, and no more.  Dividends on shares of the Class A Common Stock shall be payable as determined by the Board of Directors.

C.            Dividend Restriction on Junior Stock.  So long as any shares of Class A Common Stock are outstanding, the corporation shall not pay or declare any cash dividends whatsoever on the Common Stock or any other class of stock ranking junior to the Class A Common Stock unless (i) any dividends payable on the Class A Common Stock of all series shall have been paid and (ii) there shall exist no default in respect of any sinking fund or purchase fund for the redemption or purchase of shares of Class A Common Stock of any series or such default shall have been waived by the holders of at least a majority of the then issued and outstanding shares of Class A Common Stock of such series by a vote at a meeting called for such purpose or by written waiver with or without a meeting.

D.            Liquidation or Dissolution.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corporation, then, before any distribution or payment shall be made to the holders of the Common Stock or any other class of stock of the corporation ranking junior to the Class A Common Stock in respect of dividends or distribution of assets upon liquidation, the holders of the Class A Common Stock shall be entitled to be paid in full, in the event of a voluntary or involuntary liquidation, dissolution or winding up, the respective amounts fixed for such series, plus in each case a sum equal to declared and unpaid dividends thereon to the date of payment thereof.  After such payment shall have been made in full to the holders of the Class A Common Stock, the remaining assets and funds of the corporation shall be distributed among the holders of the stock of the corporation ranking junior to the Class A Common Stock in respect of dividends or distribution of assets upon liquidation according to their respective rights and preferences and in each case according to their respective shares.  In the event that the assets of the corporation available for distribution to holders of Class A Common Stock shall not be sufficient to make the payment herein required to be made in full, such assets shall be distributed to the holders of the respective shares of Class A Common Stock pro rata in proportion to the amounts payable upon such share thereof.

E.            Status of Shares Redeemed or Retired.  Class A Common Stock redeemed or otherwise retired by the corporation shall, upon the filing of such statement as may be required by law, assume the status of authorized but unissued Class A Common

Stock and may thereafter be reissued in the same manner as other authorized but unissued Class A Common Stock.

F.             Amendments.  Subject to such requirements as may be prescribed by law or as may be expressly set forth in the foregoing provisions of this Article V or in any amendment to these Articles establishing and designating a series of shares of Class A Common Stock, any of the foregoing terms and provisions of this Article V may be altered, amended or repealed or the application thereof suspended or waived in any particular case and changes in any of the designations, preferences, limitations and relative rights of the Class A Common Stock may be made with the affirmative vote, at a meeting called for that purpose, or the written consent with or without a meeting, of the holders of at least a majority of the then issued and outstanding shares of Class A Stock voting at the meeting in person or by proxy.

FIFTH:  Contract name and number of person to reach in case of problem with filing:

Name:	Charles D. Dunbar, Esq.
Phone:	(304) 340-1196

SIXTH:  Signature of person executing document:

/s/ Bret S. Price	SVP and CFO
Signature	Capacity in which he/she is signing